SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Quaker Investment Trust

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QUAKER INVESTMENT TRUST

QUAKER BIOTECH PHARMA-HEALTHCARE FUND

309 Technology Drive
MALVERN, PA 19355

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Quaker Investment Trust (the “Trust”) to inform shareholders of the Quaker Biotech Pharma-Healthcare Fund (the “Fund”) about a recent change related to the Fund’s subadvisory arrangements. The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Quaker Funds, Inc. (“QFI” or the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated October 17, 2006. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about February 15, 2008 to shareholders of record of the Fund as of December 31, 2007.

INTRODUCTION

QFI is the investment manager for each of the Trust’s funds. QFI employs a “manager of managers” arrangement in managing the assets of the Trust. This permits QFI, subject to approval by the Board, to hire, terminate or replace subadvisers unaffiliated with the Trust or QFI (“unaffiliated subadvisers”), and to modify material terms and conditions of subadvisory agreements with unaffiliated subadvisers, without shareholder approval. QFI recommended and the Board has approved a new subadvisory agreement (“New Subadvisory Agreement”) with one of the Fund’s current subadvisers, Sectoral Asset Management, Inc. (“Sectoral”), due to a change in control of Sectoral (the “Transaction”) (See “The Transaction” below).

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or subadviser of the fund. In order to use the “manager of managers” authority discussed above, QFI and the Trust requested and received an exemptive order from the SEC on October 17, 2006 (the “SEC Order”). The SEC Order exempts QFI and the Trust from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated subadvisers and approve new subadvisory agreements on behalf of the Trust without shareholder approval.

Consistent with the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of QFI under the 1940 Act (“Independent Trustees”), has approved the New Subadvisory Agreement between QFI and Sectoral relating to the Fund. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the SEC Order, QFI and the Trust are required to furnish Fund shareholders with notification of the New Subadvisory Agreement within ninety days from the date that the subadviser is hired. This Information Statement provides that notice and gives details of the new arrangement.

THE TRANSACTION

On September 24, 2007, State Street Global Alliance, LLC (“State Street”), a strategic venturing partnership jointly owned by State Street Global Advisors (SSgA) and Stichting Pensioenfonds ABP (“ABP”), purchased 30% of the equity of Sectoral, constituting a “change of control” of Sectoral under applicable provisions of the 1940 Act. The 1940 Act provides that a “change of control” of a fund’s adviser or subadviser results in an “assignment,” and a consequent automatic termination, of an investment advisory agreement between a fund and its adviser or subadviser, as the case may be. Accordingly, as a result of the Transaction, the prior subadvisory agreement dated March 3, 2005 between QFI, as the Funds’ investment manager, and Sectoral, as the Fund’s subadviser, terminated on September 24, 2007. In response to the transaction and consequent automatic termination of the prior subadvisory agreement with Sectoral, the Board, at a November 8, 2007 meeting duly called for this purpose (the “Board Meeting”), approved the New Subadvisory Agreement with Sectoral. Upon approval of the New Subadvisory Agreement with Sectoral, the Board ratified fees paid to Sectoral for the period between September 24, 2007 and November 7, 2007. The New Subadvisory Agreement approved by the Board has terms substantively identical to the terms of the prior subadvisory agreement except for the effective date.

Under the terms of the New Subadvisory Agreement, Sectoral has discretionary responsibility for investment of the Fund’s assets, and is responsible for the day-to-day portfolio management of the Fund.

QFI’S RECOMMENDATION AND THE BOARD OF TRUSTEES’ DECISION

QFI recommended the approval of the New Subadvisory Agreement between QFI and Sectoral. Because Sectoral was an existing subadviser to the Fund, the Board took into account information furnished and discussed throughout the year at quarterly Board meetings (including at the Board’s annual contract renewal meeting held on March 15, 2007) when considering the New Subadvisory Agreement, as well as information furnished specifically for the contract approval considerations being conducted at the Board Meeting. Information furnished at Board meetings throughout the year included: an analysis by QFI of the investment performance of Sectoral and the Fund it sub-advised; a report prepared by Morningstar, Inc. (“Morningstar”) comparing the Fund’s investment performance and expenses with those of other mutual funds deemed comparable (“Morningstar Report”); and compliance reports and related certifications furnished by Sectoral and QFI. Material furnished specifically in connection with the review of the New Subadvisory Agreement included: memoranda discussing and analyzing the performance of the Fund subadvised by Sectoral and the Transaction between Sectoral and State Street; a description of fees charged by Sectoral showing them to be competitive with those charged other comparable investment companies or accounts; a copy of the New Subadvisory Agreement; and a “due diligence” report describing various material items in relation to the personnel, organization and policies of Sectoral.

In considering such information and materials, the independent Trustees received assistance from independent counsel. The materials prepared by QFI specifically in connection with the approval of the New Subadvisory Agreement were sent to the independent Trustees in advance of the meeting. While attention was given to all information furnished, the following discusses the primary factors taken into account by the Board in its contract approval considerations.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Sectoral, the Board specifically considered that the New Subadvisory Agreement contains substantially similar provisions to those in the existing Sectoral subadvisory agreement for the Fund. The Board also considered the benefits of providing consistency of portfolio management. The Board reviewed materials provided by Sectoral regarding its experience and the qualifications of its personnel, and placed weight on Sectoral’s representation that the Transaction did not result in any changes with respect to Sectoral’s personnel responsible for security selection and portfolio management of the Fund. The Board was also satisfied with Sectoral’s adherence with the investment policies and restrictions of the Fund it advised, as well as their adherence to various compliance and other procedures based on QFI reports of its discussions with Sectoral, as well as certificates and materials furnished at Board meetings and in connection with the approval of the New Subadvisory Agreement.

Investment Performance. The Board placed significant emphasis on Sectoral’s prior investment performance with the Fund. While consideration was given to performance reports and discussions throughout the year (including the Morningstar Report described above). The Board was satisfied with such performance. Based upon these considerations, the Board determined that the Fund’s performance under Sectoral provides evidence of the quality of portfolio management services expected to be provided by Sectoral under the New Subadvisory Agreement.

Subadvisory Fee; Profitability; and Economies of Scale. The Board was provided with a description of fees to be charged by Sectoral under the New Subadvisory Agreement which showed them to be identical to the subadvisory fees from the existing subadvisory agreement for the Fund. The Board noted that the fees payable to Sectoral for the investment subadvisory services provided by it to the Fund would be paid out of the fee received by QFI in its role as investment manager. The Board also noted that the materials provided to them regarding the Transaction stated that the management fee paid by the Fund to QFI would stay the same, and that QFI’s profitability will not be impacted by the terms of the New Subadvisory Agreement. The Board considered the fact that QFI agreed to waive its advisory fees to the extent necessary to limit the annualized expenses of each Fund to their assigned expense ratio caps. The Board noted that QFI continued to operate at a loss on most Funds due to its substantial subsidization of Fund expenses and that economies of scale had not yet been realized due to the relatively small size of the Funds. The Board also took into consideration QFI’s willingness to consider adding breakpoints it its advisory fee in the future if the Funds’ assets increase to the extent that economies of scale are realized.

THE NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement has terms substantially identical to the prior subadvisory agreement between QFI and Sectoral except for the effective date. Sectoral will make investment decisions for the Fund, and will continuously review, supervise and administer the Fund’s investment program. Sectoral is not affiliated with QFI. Sectoral discharges its responsibilities subject to the supervision of QFI and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The prior subadvisory agreement was dated May 3, 2005 with an initial term ending March 3, 2007. The New Subadvisory Agreement is dated November 8, 2007 and has an initial term ending November 8, 2009. Thereafter, continuance of this subadvisory arrangement requires the annual approval of the Trust’s Board, including a majority of the independent Trustees.

Pursuant to the terms of the New Subadvisory Agreement, Sectoral’s subadvisory fee is an annual rate of 0.95% of the Fund’s average daily net assets. This subadvisory fee is the same as the prior subadvisory agreement. In addition, Sectoral has agreed to continue the contractual fee reduction to which it had agreed in connection with its prior subadvisory agreement. Consequently, Sectoral’s actual subadvisory fee will continue to be reduced to 0.80% of the Fund’s average daily net assets for the period July 1, 2007 through December 31, 2008.

ADDITIONAL INFORMATION ABOUT SECTORAL

Sectoral Asset Management, Inc. (“Sectoral”) is located at 1000 Sherbrooke Street West, Suite 2120, Montreal, Quebec H3A 3G4, Canada. Sectoral was organized in October 2000 as a registered investment adviser in the United States with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”), and in Canada with the Autoritè des marches financiers. Sectoral provides investment advisory services to institutional clients, and as of September 30, 2007, had approximately $3.1 billion under management. Sectoral is a majority employee owned and operated corporation, and its majority shareholders are Messrs. Jèrôme Pfund, CFA and Michael Sjöström, CFA. Additionally, as described above (see “The Transaction”), State Street Global Alliance, LLC became a minority shareholder of Sectoral on September 24, 2007. Mr. Sjöström is the founder and Chief Investment Officer of Sectoral and manages the investment program for the Quaker Biotech Pharma-Healthcare Fund. He has held his Fund responsibilities since the inception of the Fund. Stephan Patten, CFA also serves as a portfolio manager to the Fund, and has held this position since 2004.

Attached as Appendix A is a list of the portfolio managers and key executives of Sectoral and their principal occupations. Unless otherwise noted, the address of each person listed is 1000 Sherbrooke Street West, Suite 2120, Montreal, Quebec H3A 3G4, Canada.

Sectoral currently serves as investment adviser to other pooled investment vehicles with similar objectives to the Fund. The chart at Appendix B contains a description of these vehicles and the manner in which Sectoral is compensated for its advisory services.

THE INVESTMENT ADVISER AND THE ADVISORY AGREEMENT

Quaker Funds, Inc. (“QFI”) serves as investment adviser to the Fund and is located at 309 Technology Drive, Malvern, Pennsylvania, 19355. QFI is a Pennsylvania corporation and is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. Mr. King and Ms. Keyes, who are husband and wife and Mr. Brundage, who is the son of Ms. Keyes and the stepson of Mr. King, currently collectively own 100% of the equity interests in QFI.

QFI provides investment advisory services to each of the Funds pursuant to an Investment Advisory Agreement (“Advisory Agreement”) dated May 3, 2005. Under the Advisory Agreement, QFI has full discretion and responsibility, subject to the overall supervision of the Trust’s Board of Trustees, to select and contract with one or more investment subadvisers, to manage the investment operations and composition of each fund, and to render investment advice for each fund, including the purchase, retention, and dispositions of investments, securities and cash contained in each fund. The Advisory Agreement obligates the QFI to monitor the subadvisers’ compliance with the relevant fund’s investment objective, policies and restrictions. In addition, QFI furnishes periodic reports to the Board of Trustees regarding the investment strategy and performance of the Fund. QFI employs a supporting staff of management personnel needed to provided the requisite services to the Fund and also furnishes the Funds with necessary office space, furnishings, and equipment. The Fund bears its own direct expenses such as legal, auditing and custodial fees.

The key executives of QFI and their principal occupations are listed in Appendix A. Unless otherwise noted, the address of each person listed is 309 Technology Drive, Malvern, Pennsylvania, 19355.

Pursuant to the Advisory Agreement, the Trust compensates QFI for these services to the Fund by paying QFI an annual advisory fee of 1.45% of average net assets (before waivers), of which 0.95% is paid to Sectoral as subadviser (before waivers). For services to the Fund, QFI received $173, 464 in advisory fees for the fiscal year ended June 30, 2007.

SUBADVISORY FEES PAID

Sectoral earned $113, 650 in the aggregate for sub-advisory services provided for the Fund for the fiscal year ended June 30, 2007.

PAYMENTS TO AFFILIATED BROKERS

The Fund did not make any payments to an affiliated broker for the fiscal year ended June 30, 2007.

RECORD OF BENEFICIAL OWNERSHIP

As of December 31, 2007, all Trustees and Officers of the Fund as a group owned beneficially or of record the following amounts of the Fund:

Quaker Biotech Pharma-Healthcare Fund Class A - 9.67%

Below is a list of the shareholders that owned beneficially or of record more than 5% of the Fund’s shares outstanding as of December 31, 2007:

Name of Fund and Class	Name and Address of Record and Beneficial Owner	Percentage of Outstanding Class
Quaker Biotech Pharma- Healthcare Fund Class A	Peter Calamari C/O Janney Montgomery Scott LLC 1801 Market Street Philadelphia, PA 19103	5.64%
Quaker Biotech Pharma- Healthcare Fund Class A	Stifel Nicolaus & Co. Inc. 501 North Broadway St. Louis, MO 63102	9.33%
Quaker Biotech Pharma- Healthcare Fund Class A	NFS LLC 10 Presidential Blvd Bala Cynwyd, PA 19004	14.10%
Quaker Biotech Pharma- Healthcare Fund Class A	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303	16.47%
Quaker Biotech Pharma- Healthcare Fund Class B	First Clearing Corp. 541 Winding Way Merion Station PA 19066	6.39%

Name of Fund and Class	Name and Address of Record and Beneficial Owner	Percentage of Outstanding Class
Quaker Biotech Pharma- Healthcare Fund Class B	Alice Z. Zemble C/O Janney Montgomery Scott LLC 1801 Market Street Philadelphia, PA 19103	7.05%
Quaker Biotech Pharma- Healthcare Fund Class B	James C. Matejik 4866 Treeline Drive Coopersburg, PA 18036	7.07%
Quaker Biotech Pharma- Healthcare Fund Class B	Ameritrade Inc. P.O. Box 2226 Omaha, NE 68103	7.66%
Quaker Biotech Pharma- Healthcare Fund Class B	Rebecca Huber C/O Janney Montgomery Scott LLC 1801 Market Street Philadelphia, PA 19103	19.64%
Quaker Biotech Pharma- Healthcare Fund Class B	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303	26.76%
Quaker Biotech Pharma- Healthcare Fund Class C	Thomas L. Fosbenner C/O Janney Montgomery Scott LLC 1801 Market Street Philadelphia, PA 19103	7.53%
Quaker Biotech Pharma- Healthcare Fund Class C	Arnold G. Morris C/O Janney Montgomery Scott LLC 1801 Market Street Philadelphia, PA 19103	8.13%
Quaker Biotech Pharma- Healthcare Fund Class C	NFS LLC 10 Presidential Blvd Bala Cynwyd, PA 19004	10.64%
Quaker Biotech Pharma- Healthcare Fund Class C	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303	13.90%
Quaker Biotech Pharma- Healthcare Fund Class C	First Clearing LLC 2057 Cottage Avenue Saint Paul, MN 55119	42.87%

GENERAL INFORMATION

DISTRIBUTOR

Quasar Distributors, LLC (“Quasar”), located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the distributor of the Trust’s shares. As the distributor, it has agreed to use reasonable efforts to distribute each Fund’s Class A, Class B and Class C Shares, as applicable. Quasar is a wholly owned subsidiary of US Bancorp and is affiliated with US Bancorp Fund Serves, LLC, the transfer agent for the Funds.

Pursuant to the Distribution Agreement between Quasar and the Trust dated November 17, 2006, Quasar receives the sales load on sales of Class A, Class B and Class C Shares of the Fund and reallows a portion of the sales load to broker-dealers. Quasar also receives the distribution fees payable pursuant to the Fund’s Rule 12b-1 Distribution Plans for Class A, Class B and Class C Shares described below. There is no Rule 12b-1 distribution plan for Institutional Class Shares of the Funds. Pursuant to the Distribution Agreement, Quasar facilitates the registration of the Funds’ shares under state Blue Sky laws and assists in the sale of shares. The shares of the Funds are continuously offered by Quasar. Quasar is not obligated to sell any specific number of share of the Funds but has undertaken to sell such shares on a best efforts basis. The Board of Trustees annually reviews fees paid to Quasar.

TRANSFER AGENT AND ADMINISTRATOR

US Bancorp Fund Services, LLC (“USB”), 615 E. Michigan St., 3rd Floor, Milwaukee, WI 53202-5207, serves as the Fund’s transfer, dividend paying, and shareholder servicing agent. USB, subject to the supervision of the Board of Trustees, provides certain services pursuant to an agreement with the Trust (“Transfer Agent Servicing Agreement”). USB maintains the records of each shareholder’s account, answers shareholder inquiries concerning accounts, processes purchases and redemptions of Fund shares, acts as dividend and distribution disbursing agent, and performs other shareholder servicing functions.

Brown Brothers Harriman & Co. (“BBH&Co.”) serves as administrator to the Trust pursuant to a written agreement with the Trust. BBH&Co. supervises all aspects of the operations of the Fund except those performed by the Fund’s Adviser under the Fund’s investment advisory agreements. BBH&Co. is responsible for calculating the Fund’s net asset value; preparing and maintaining the books and accounts specified in Rules 31a-1 and 31a-2 of the 1940 Act; preparing financial statements contained in reports to stockholders of the Fund; preparing the Fund’s federal and state tax returns; preparing reports and filing with the SEC; and maintaining the Fund’s financial accounts and records.

For its services to the Trust, the Trust pays BBH&Co. an annual fee, paid monthly, based on the aggregate average net assets of the Funds, as determined by valuations made as of the close of business at the end of the month. Each Fund is charged its pro rata of such expenses.

HOUSEHOLDING

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary, or, if you hold Fund shares directly with the Funds’ service agent, call toll-free 1-800-220-8888. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary, or, if you hold Fund shares directly with the Fund’s service agent, call toll-free 1-800-220-8888.

FINANCIAL INFORMATION

Shareholders can obtain a copy of the Trust’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the Trust at Quaker Investment Trust, c/o U.S. Bancorp Fund Services, LLC., PO Box 701, Milwaukee, WI 53201-0701 or by calling the Trust toll free at 1-800-220-8888.

APPENDIX A

SECTORAL

NAME	PRINCIPAL OCCUPATION

Stephan Patten, CFA	Portfolio Manager

Michael Sjöström, CFA	Chief Investment Officer

Jèrôme Pfund, CFA	Chief Executive Officer

Bandhna Mamak, CFA	Senior Manager - Trading, Risk and Operations

Eric Martin, CFA	Marketing Officer

Pierre Gauthier, CFA	Trader

Carmen Tang, CFA	Senior Financial Analyst

Mina Marmor, Ph.D.	Financial Analyst

Paulina Niewiadomska, CFA	Financial Analyst

Marc-Andre Marcotte, MBA	Financial Analyst

Anne-Marie Belzil, MBA	Junior Financial Analyst

QFI

NAME	PRINCIPAL OCCUPATION

Jeffrey H. King, Jr.	Chief Executive Officer

Justin Brundage	President and Chief Operating Officer

Laurie Keyes	Treasurer

Timothy Richards	General Counsel

APPENDIX B

Michael Sjöström (S.A.M.)	Number of Accounts	Total Assets in Accounts	Number of Accounts Where Advisory Fee is based on Account Performance	Total Assets in Accounts Where Advisory Fee is Based on Account Performance
Registered Investment Companies	0	0	0	0
Other Pooled Investment Vehicles	4	$2.1 billion	1	$68 million
Other Accounts	0	0	0	0

Stephan Patten (S.A.M.)	Number of Accounts	Total Assets in Accounts	Number of Accounts Where Advisory Fee is based on Account Performance	Total Assets in Accounts Where Advisory Fee is Based on Account Performance
Registered Investment Companies	0	0	0	0
Other Pooled Investment Vehicles	2	$81 million	2	$81 million
Other Accounts	0	0	0	0